Exhibit 99.1

Global Energy's Chief Executive Officer Issues Letter to Stockholders

NEW YORK, NY--(November 9, 2010) -- In a letter to company stockholders issued today, Mr. Asi Shalgi, Chief Executive Officer of Global Energy, Inc. ("Global Energy") (OTCBB: GEYI) stated the following:

Dear Shareholders,

It has been four years since we started the Company with the goal to introduce and commercialize the revolutionary waste-to-energy technology called Catalytic De-polymerization (“KDV”).  The technology was developed in Germany by Dr. Christian Koch in order to convert any kind of hydrocarbon waste (i.e., any kind of biomass, agricultural waste, food waste, plastic, paper, wood, rubber, textile, etc.) into high quality synthetic diesel fuel.  Our strategy has been focused on building and co-owning, with strategic partners, industrial scale facilities that will utilize this technology to produce synthetic diesel fuel from different types of hydrocarbon-based waste. With each project, our strategy is to form partnerships under long term contracts with local companies that have the ability to supply large, consistent quantities of appropriate waste feedstock and have the necessary operational and technical expertise to operate such diesel producing facilities.

The last two years have been challenging from different perspectives, including very difficult capital raising conditions, reduction in R&D projects for our partners and depression in Oil and Diesel prices.  However, with the help of many of our stakeholders, not only have we survived, but we have promoted our business plan. We have sufficient capital and committed capital to fund our operations for the next year, and we have several commercial accomplishments toward our goals, including agreements to build plants in the United States, Germany, Poland and Romania. We believe that at optimal capacity, these facilities should have the capability of producing synthetic diesel fuel at a competitive cost in today's market and present attractive profit to Global Energy. Based on the production capabilities demonstrated by pilot projects, we believe that a single KDV500 unit is capable of producing approximately 500 liters of synthetic diesel fuel per hour, or approximately 1,200,000 gallons of diesel fuel per year.

The Company is currently negotiating with our US partner to expand the scope of our partnership in the United States, and we believe an agreement should be signed within our current year. We explore potential partnerships in China and in other high growth areas with hunger to resources such as diesel fuel.

As I indicated in the past, it is my intention to steer the Company in a way that will build long-term sustainable value and focus our efforts on our core areas of competitive advantage. By following this approach, we look to build a strong and profitable company that will maximize the value to our shareholders.

Sincerely,

Mr. Asi Shalgi
Chief Executive Officer
Global Energy, Inc.

About Global Energy, Inc.:

Global Energy, Inc. (“Global Energy”) is commercializing innovative technologies to produce energy from different types of solid waste, while contributing to the effort of cleaner environment. Global Energy utilizes one of the most efficient and environmentally friendly technologies, KDV technology, which was developed and patented by acclaimed scientist. Through its marketing and distribution agreement with AlphaKat, for its proprietary KDV technology, Global Energy plans to gain significant market share in the waste-to-energy market and become a market leader.

For additional information please visit www.global-nrg.biz

Safe Harbor for Forward-looking Statements:

Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) unanticipated problems and delays in engineering and construction, (ii) the inherent uncertainties and speculative nature associated with biofuels and alternative fuel sources; (iii) potential environmental liabilities, weather, mechanical failures, safety concerns, labor problems and financing problems; (iv) changes in economic conditions, adverse exchange rates and financial markets; (v) the risk that we will not be able to execute our business plan, such as entering into agreements with strategic partners, leasing land, obtaining loans, etc; (vi) the inability to retain key employees; (vii) changes in energy prices and the high cost of alternative fuels; (viii) Global Energy's inability to finance its operations or growth; (ix) the inability to obtain all necessary governmental, environmental and regulatory approvals; (x) an increase in competition in the biofuel and alternative fuel market; and (xi) the possibility that our technology does not work as well as expected. Investors should consider all of these risks and should also refer to the risk factors disclosed in the SEC filings of Global Energy.

Press Contact:

Office : +972 3 6091690 for Yuval Ganot.